UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



(Check one)
 [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

                       For Period Ended: 09/30/00


                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition report on form N-SAR

                 For the Transition Period Ended: ______________

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
      COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART 1 - REGISTRANT INFORMATION (Official Text)

      Full Name of Registrant:
            SPECTRASOURCE CORPORATION

      Former Name if Applicable:
            THERAPY LASERS, INC.


      Address of Principal Executive Office (Street and Number):
            10450 WESTOFFICE


      City, State and Zip code
            HOUSTON, TX 77042

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PART II - RULES 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (check box if appropriate)

[X] (a) the response described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE (Official Text)
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State below in reasonable detail the reasons why the form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

PURSUANT TO RULE 12B-25 AN ON EXTENSION OF TIME IS HEREBY REQUESTED FOR THE FOLLOWING REASON BELOW:

REGISTRANT HAS CHANGED FISCAL YEAR END FROM 2-28 TO 9-30 AND REQUIRES AN AUDITED FINANCIAL STATEMENT FOR THE NEW PERIOD ENDING 9/30/00. A NEW ACCOUNTING FIRM HAS BEEN ENGAGED TO COMPLETE THE AUDIT TIMELY. IN ADDITION 2 PREVIOUS AUDIT PERIODS ARE REQUIRED TO AMEND THE 8K FILED 5-15-00 REQUIREING ADDITIONAL PROCEDURES. THE AUDIT WILL BE COMPLETED BEFORE THE EXTENSION DEADLINE OF 15 DAYS BUT REQUIRES ADDITIONAL INFORMATION AND PROCEDURES REQUIRED BY VARIOUS GOVERNING BODIES.

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PART IV - OTHER INFORMATION (Official Text)
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(1) Name and telephone number of person to contact in regard to this notification

      [NAME]                  [AREA CODE]                   [NUMBER]
      CHARLES E. SHEFFIELD       281                    558-3032 EXT 234

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer is no, identify reports(s).

                                 [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No
________________________________________________________________________________


                            SPECTRASOURCE CORPORATION

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

By  /s/  CHARLES E. SHEFFIELD                       DATE: DECEMBER 29,2000
         CHARLES E. SHEFFIELD